Exhibit 23.1
Chefs’ Warehouse Holdings, LLC
Ridgefield, CT 06877
We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 14, 2011, relating to the consolidated financial statements of Chefs’ Warehouse Holdings, LLC, which is contained in that Prospectus.
/s/BDO USA, LLP
Melville, New York
July 27, 2011